Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Acquires Leading Remote Control
Company
- Increases presence in rapidly growing global markets and broadens UEI’s customer list -
- Management to hold conference call at 4:30 pm ET today -
CYPRESS, CA — November 4, 2010 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) has acquired China based Enson Assets Limited from CG International Holdings Limited for a net purchase value of approximately $110 million. Enson, through its wholly owned subsidiaries located in China, C.G. Development Limited and C.G. Technology Limited is a leading designer, marketer and manufacturer of remote controls for original equipment manufacturers (OEMs)
“This acquisition further strengthens UEI’s leadership position in wireless control technology as it positions us to benefit from very promising international growth opportunities and significantly increases our market share in OEMs,” stated Paul Arling, UEI’s Chairman and CEO. “We have a six-year history working with the C.G. companies, and we are excited to welcome their employee base, including experienced management and engineering groups, to UEI. This transaction is also expected to increase our platform for growth in Asia, one of the world’s most rapidly growing regions where we expect to expand our market share in OEMs and subscription broadcasting. This acquisition will also strengthen our customer list with key industry-leading consumer electronics companies including Sony, Panasonic and Toshiba.”
“In addition to the strategic value gained by the transaction, the financial terms of the acquisition as defined in the definitive agreement are extremely attractive for UEI, and we expect the acquisition to be immediately accretive,” stated Bryan Hackworth, UEI’s CFO. “While we have historically given guidance for the coming fiscal year in February, our current forecast shows that this acquisition will add at least $140 million to our sales total and at least $20 million in operating income, leading to more than $1.00 in EPS accretion in fiscal year 2011. We will, as has been our custom, provide greater detail to our overall forecast when we disclose our fourth quarter 2010 results in February 2011.”
The transaction is valued at approximately $110 million. To purchase C.G., excluding transaction and related expenses, UEI will deliver 1.46 million shares of common stock and pay $95 million in cash. UEI will receive net assets of $68.5 million, including approximately $15 million in cash at closing. Post transaction, UEI expects to have a cash and debt balance of $35 million each. The financing used for the transaction will carry a variable interest rate, which is currently at approximately 1.8%.

Third Quarter 2010 Conference Call Information
Management will host a conference call at 4:30 p.m. ET, Thursday, November 4, 2010 to discuss and answer questions about its third quarter 2010 earnings results as well as today’s announcement of the acquisition of Enson Assets Limited.
To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 18361101. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 18361101.
About Enson Assets Limited
Enson Assets Limited, through its wholly-owned subsidiaries C.G. Development Limited and C.G. Technology Limited, is principally engaged in the design, development, manufacture and sale of remote control units. The manufacturing business commenced with the establishment of the Panyu Plant in 1992. C.G. is a global market leader in the manufacturing of remote control units with a renowned global customer base, which is comprised of industry leading brands of home appliance and consumer electronic companies.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the ability of the Company to successfully integrate the operations of Enson and its subsidiaries into our operations, the failure of Enson to perform in accordance with our expectations; our inability to obtain orders or maintain our order volume with new and existing customers; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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